EXHIBIT 2.1/10.1
                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 12th day of March, 2004 by and between Timothy Rosen ("Rosen"), an individual with an address at 7 Gough House, 57 Eden Street, Kingston Upon Thames KT1 1DA; Leslie Kent ("Kent"), an individual with an address at 57 Eden Street, Kingston Upon Thames KT1 1DA; (Rosen and Kent are collectively the "Sellers" and, individually, each a "Seller"); the buyer listed on Exhibit A attached hereto (the "Buyer"); and Gottbetter & Partners, LLP, a New York Limited Liability Partnership with an address at 488 Madison Avenue, 12th Floor, New York, NY 10022 (the "Escrow Agent").

     WHEREAS, Rosen is the President, Chief Executive Officer and a Director, and Kent is the Secretary, Chief Financial Officer and a Director of VerticalBuyer, Inc., a Delaware corporation (the "Company"), with an address at 235 West 56th Street, Suite 17B, New York, New York 10019.

     WHEREAS, each Seller is the owner of Six Million Nine Hundred Seventy Five Thousand shares (6,975,000) of the Company's common stock, par value $0.001 per share, which collectively represent approximately Eighty Percent (80%) of the Company's outstanding common stock (the "Sellers' Common Stock").

     WHEREAS, Sellers desires to sell and Buyer desires to purchase from Sellers the Sellers' Common Stock.

     THE  PARTIES  HEREBY  AGREE  AS  FOLLOWS:

     1.     Purchase  and Sale of Stock.  Subject to the terms and conditions of
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this  Agreement,  and  in  reliance  upon the representations and warranties and covenants contained herein, Buyer hereby agrees to purchase from Sellers and Sellers agrees to sell to Buyer the Sellers' Common Stock, or an aggregate of Thirteen Million Nine Hundred Fifty Thousand (13,950,000) shares, for an aggregate purchase price of One Hundred Fifty Thousand Dollars ($150,000) (the "Purchase Price").

2.     Closing.
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     (a)     The  closing  of  the  transactions  contemplated  hereunder  (the
"Closing") shall take place by courier of documents delivered to Escrow Agent on such date and time as Sellers and Buyer may mutually agree upon (the "Closing Date"), but in no event shall the Closing be later than March 17, 2004, unless the parties mutually agree to extend the closing deadline to a later date.

     (b)     At  the  Closing:

     (i) Sellers shall transfer to Escrow Agent, good and marketable title to the Sellers' Common Stock, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Escrow Agent the certificates representing the Sellers' Common Stock in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto;


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     (ii)     Sellers  shall  deliver  to  Escrow  Agent  their  resignations as officers and directors of the Company and their written appointment of one or more persons designated by Buyers as successor officers and directors;

     (iii) Sellers shall deliver to Escrow Agent a letter agreement (the "Letter Agreement") signed by each Seller agreeing to vote their respective Sellers' Common Stock in favor of Buyer's designees to the Board of Directors and in favor of the reverse stock split and name change;

(iv) Sellers shall cause to be made available the books and records of the Company to Buyers;

(v)     Buyer  shall  deliver  to  Escrow Agent the Purchase Price by delivering either 1) a check drawn on a US bank made payable to "Gottbetter & Partners, LLP, as Escrow Agent" for the full amount of the Purchase Price; or 2) a wire transfer with immediately available U.S. funds for the full amount of the Purchase Price plus all wire transfer fees to:
                 -------------------------------

          Gottbetter  &  Partners,  LLP
          IOLA  Account
          Citibank  N.A.
          330  Madison  Avenue
          New  York,  New  York  10017
          ABA  Routing  No.:
          Account  No.:
          Reference:          (Your  Name)  for  VBYR

 (The items to be delivered to the Escrow Agent described in Section 2 (b) (i) through (v) above, are collectively referred to as the "Closing Materials").

     As soon as practicable following (1) the execution of this Agreement, (2) the deliver of the Closing Materials to Escrow Agent, and (3) the satisfaction of the Post-Closing Conditions (defined herein), Escrow Agent shall uses its best efforts to distribute the Purchase Price to (i) the Company's creditors listed in Exhibit 4(i) in the amounts listed under the caption settlement payments (the "Settlement Payments"), and (ii) Gottbetter & Partners, LLP in the amount of Ten Thousand Dollars ($10,000) (the "Retainer Fee"). Upon full distribution of the Settlement Payments and the Retainer Fee, the balance of the Purchase Price shall be equally distributed to Sellers (the "Balance Purchase Price"). It is understood by the parties that no monies will be deducted from the Purchase Price other than in accordance with this paragraph.

     At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

     3.     Representations  and  Warranties  of  Buyer.  Buyer hereby makes the
            -------------------------------------------
following representations and warranties to Sellers, none of which shall survive closing:


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     (a)     Buyer  has  the  requisite  power  and authority to enter into this
Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

     (b) The Seller's Common Stock are being acquired by Buyer solely for investment for Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; and, further, Buyer will
                                                        ------------
not sell or transfer such Seller's Common Stock unless covered by a registration statement or an exemption therefrom.

     (c) Buyer represents and warrants that Buyer is an investor experienced in the evaluation of businesses similar to the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment, and has had access to all information respecting the Company that Buyer have requested.

     4.     Representations and Warranties of Sellers.  Each Seller, jointly and
            -----------------------------------------
severally, hereby make the following representations and warranties to Buyer, all of which shall survive the Closing:

     (a) The Company is a corporation duly organized, and will be validly existing and in good standing under the laws of Delaware upon the Company's payment of all franchise taxes owed to the state of Delaware and the filing of a Certificate of Renewal and Revival of Certificate of Incorporation with the Delaware Secretary of State. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the Company. The Company has delivered a true and correct copy of its certificate of incorporation, certificate of amendment, certificate of good standing and by-laws or other charter documents, as applicable, to Buyers. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. The Company has no subsidiary. The Company has dissolved Lightseek Limited under the laws of England.

     (b) The Company has authorized capital stock consisting of 50,000,000 shares of common stock, $0.001 par value per share (the "Common Stock") and 5,000,000 shares of preferred stock, $.001 per value per share (the "Preferred Stock"), of which 17,391,667 shares of Common Stock and no shares of Preferred Stock are presently issued and outstanding.

     (c) The Company has issued and outstanding options to purchase up to 1,350,000 shares (the Option Shares") of its common stock at $1 per share, issued under its 2000 Non-statutory Stock Option Plan. Attached hereto as
Exhibit 4(c) is a list identifying the holders of the Option Shares. The Company has no other outstanding securities that are or can be convertible, exercisable or exchangeable into additional shares of its capital stock, and
                                                                             ---
further,  the  Company  has  no  obligation  to  issue  any of its capital stock
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pursuant  to  outstanding  agreements,  written  or  otherwise;  other  than the issuance  of  the  Company's  common  stock  to  Jackson  Steinem,  Inc.

     (d) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Sellers, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such) other than the final judgment entered on February


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11,  2002  captioned  Intratech  Capital  Partners, Ltd. v. VerticalBuyer, Inc.,
                      ---------------------------------------------------------
Cause  No.  CC-01-06374-B,  in  the  County  Court,  Dallas  County,  Texas (the
"Intratech Litigation"). There is no judgment, decree or order against the Company to the knowledge of the Sellers other than Intratech Litigation, that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     (e) The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

     (f) The Sellers will make available to Buyer a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company, and reflect all transactions referred to in such.

     (g) The Company has timely filed all tax returns required to be filed and has paid all taxes shown thereon to be due, except for the state franchise
                                                  ----------
taxes due to the Delaware Secretary of State. The Company agrees to file all reports with, and pay all taxes to, the Delaware Secretary of State so as to become current with such tax obligations, and further, shall duly execute, acknowledge and deliver all such other documents, and shall take all such other actions, so as to have the Company renewed and revived in the state of Delaware. If, prior to the satisfaction of the Post-Closing Conditions, a tax liability is discovered, the Company hereby undertakes to duly execute, acknowledge and deliver all such documents, and shall take all such actions, so as to have a tax return covering such tax liability filed. Taxes due upon such a filing shall be payable with the use of the Purchase Price and prior to the distribution of the Balance Purchase Price.

     (h) Rosen and Kent are the sole officers, directors and employees of the Company.

     (i) Those creditors listed in Exhibit 4(i) attached hereto (the "Creditors") are the only individuals or entities with any claims against the Company. The Company does not have any obligations or liabilities of any nature (matured or unmatured, fixed or contingent).

     (j) Each of the Creditors have agreed to accept as full and complete satisfaction of the debts owed to them by the Company (and as listed under the caption Total Due of Exhibit 4(i), the amount described under the caption
Settlement  Payment  of  Exhibit  4(i).

     (k) The Company shall engage an accounting firm chosen by the Buyer (the "Auditors"), to prepare any and all of the Company's financials statement that are required to be filed with Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, and shall cause the Company to become current with its reporting obligations. The expense incurred for such financial statement preparation will be borne by the Buyer. It is understood that the Company is delinquent in its SEC reporting obligations and the Sellers hereby agree to use their reasonable efforts to assist the Auditors so as to ensure that the Company becomes current with such obligations.

     (l) The Sellers' Common Stock, when sold to Buyer, will be free and clear of all liens, claims, encumbrances, and charges.


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     (m)  Sellers  have  the  legal  right  to  enter into and to consummate the transactions contemplated hereby and otherwise to carry out their obligations hereunder.

     (n) The Sellers' Common Stock is being sold to Buyer in reliance on Section 4(2) of the Securities Act of 1933, as amended.

     (o) The Sellers' Common Stock, when transferred, will contain restrictive legends and will be subject to restrictions on transfer.

     (p) This Agreement constitutes a valid and legally binding obligation of Sellers and neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to Sellers or the Company or any contract, commitment, agreement or restriction of any kind to which Sellers or the Company is a party or by which their assets are bound. The execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, violate applicable law, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to Sellers or the Company.

     (q) All representations, covenants and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of the such dates. Any and all schedules and exhibits attached hereto or provided to Buyer in conjunction with execution of this Agreement shall likewise be true and correct as of the Closing Date, and if there are any changes therein and such changes are approved by Buyer, the same shall be amended or supplemented as appropriate, so that they shall be true as of the Closing Date and the date the Post-Closing Conditions have been satisfied;

     5.     Post-Closing  Conditions.  The  obligation  of  the  Escrow Agent to
            ------------------------
deliver (i) the Settlement Payments to the Creditors (ii) the Retainer Fee to Gottbetter & Partners, LLP, and (iii) the Balance Purchase Price to the Sellers, is subject to the fulfillment of each of the following conditions (the "Post-Closing Condition") , any of which may be waived by the Buyer in its sole discretion:

     (i) Sellers obtain resignations of all officers and directors of the Company and deliver same to Escrow Agent;

     (ii) The Company becomes current in its reporting obligations as required by the Securities Exchange Act of 1934;

     (iii) The Company files a current report on Form 8-K disclosing the dissolution of Lightseek Limited and the change of control contemplated by this Agreement;

     (iv)  The  Letter  Agreement  is  delivered  to  the  Escrow  Agent;

     (v)  Delivery  of  such  copies  of  the  Company's  books  and  records;


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     (vi) Copies of releases signed by each of the Company's Creditors have been deliver  to  Escrow  Agent;

     (vii) Buyer is satisfied with the condition of the Company following a due diligence review of the books, records, business and affairs of the Company. Sellers will ensure that the Company will provide Buyer and their agents complete access to all of the Company's books, records and personnel for purposes of conducting Buyer's investigation;

     (viii) There will be no material liabilities on the books of the Company, other than what may be disclosed in the Company's financial statements for the fiscal year ended December 31, 2003, and there are no undisclosed or contingent liabilities;

     (ix) There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date the Post-Closing Conditions have been satisfied, other than as required herein, other than the issuance of the Company's common stock to Jackson Steinem, Inc.;

     (x) Sellers shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by them; and

     (xi) No action or proceedings shall have been instituted or threatened prior to or at the Closing Date and the date the Post-Closing Conditions have been satisfied before any court or governmental body or authority pertaining to the acquisition by Buyer of the Sellers' Common Stock to be transferred hereunder, the result of which could prevent or make illegal the consummation of such transfer.

     6.     Finder's Fee.  The parties acknowledge that no person is entitled to
            ------------
received  a  finder's  fee  in  connection  with  this  Agreement.

     7.  Terms  of Escrow. As soon as practicable following (i) the execution of
         -----------------
this Agreement; (ii) Escrow Agents receipt of the Purchase Price; (iii) Escrow Agents receipt of the Closing Materials; and (iv) the fulfillment of each of the Post-Closing Conditions, unless waived in accordance herein, the Escrow Agent shall release the Purchase Price from escrow and deliver the Settlement Payment to the Creditors, the Retainer Fee to Gottbetter and Partners, LLP, and deliver the Balance Purchase Price to the Sellers.

8.     Duties  and  Obligations  of  the  Escrow  Agent.
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     (a)     Buyer  and  Sellers hereto agree that the duties and obligations of
Escrow Agent are only such as are herein specifically provided and no other. Escrow Agent's duty is to manage the distribution of the Purchase Price to Creditors, Gottbetter & Partners, LLP, and the Balance Purchase Price to Sellers in accordance with the terms of this Agreement only, and Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct or gross negligence.

     (b) Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.


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     (c)  Escrow  Agent  shall not be bound in any way by the terms of any other agreement to which Sellers and Buyer are parties, whether or not it has knowledge thereof, and Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by Sellers and Buyer, or any other party thereto. Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed jointly by Sellers and Buyer, and agreed to in writing by the Escrow Agent.

     (d) If Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely all property held in escrow or to take certain action, until it shall be directed otherwise in writing by Seller and Buyer or by a final judgment of a court of competent jurisdiction.

     (e) Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

     (f) Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the distribution of the Purchase Prices.

     (g) If Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Purchase Price, it may do so by delivering the same to any other escrow agent agreeable to Sellers and Buyer and, if no such escrow agent shall be selected within three days of the Escrow Agent's notification to Sellers and Buyer of its desire to so relinquish custody of the Purchase Price, then the Escrow Agent may do so by delivering the Purchase Price to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law. The fee of any court officer shall be borne by Sellers and Buyer. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Purchase Price and this Agreement.

     (h) This Agreement shall not create any fiduciary duty on Escrow Agent's part to Sellers and Buyer, nor disqualify Escrow Agent from representing either party hereto in any dispute with the other, including any dispute with respect to the Purchase Price.

     (i) Escrow Agent represents that it is presently acting as counsel to Buyer. The parties agree that the Escrow Agent's engagement as provided for herein is not and shall not be objectionable for any reason.

     (j) Upon the performance of this Agreement, Escrow Agent shall be deemed released and discharged of any further obligations hereunder.


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     9.     Escrow  AgentIndemnification.
            ----------------------------

     (a) Sellers hereby agrees to indemnify and hold the Escrow Agent free and harmless from any and all losses, expenses, liabilities and damages (including but not limited to reasonable attorney's fees, and amounts paid in settlement) resulting from claims asserted by Buyer against the Escrow Agent with respect to the performance of any of the provisions of this Agreement.

     (b) Buyer hereby agrees to indemnify and hold the Escrow Agent free and harmless from and against any and all losses, expenses, liabilities and damages (including but not limited to reasonable attorney's fees, and amounts paid in settlement) resulting from claims asserted by Sellers against Escrow Agent with respect to the performance of any of the provisions of this Agreement.

     (c) Sellers and Buyer hereby agree to, jointly and severally, indemnify and hold Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred by Escrow Agent, arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of Escrow Agent incurred defending itself against any claim or liability in connection with its performance hereunder, provided that Escrow Agent shall not be entitled to any indemnity for any losses, damages, taxes, liabilities or expenses that directly result from its willful misconduct or gross negligence.

     (d) In the event of any legal action between the parties to this Agreement to enforce any of its terms, the legal fees of the prevailing party shall be paid by the party(ies) who did not prevail.

     10.     Termination.
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     (a)     Termination  by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

     (b) Termination for Failure to Close. This Agreement shall be automatically terminated if the Closing shall not have occurred within five (5) days of the date hereof (except if such sixth (6th) day is not a Business Day, then the next Business Day).

     (c) Termination by Operation of Law. This Agreement may be terminated by any party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated herein illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

     (d) Termination for Failure to Perform Post-Closing Conditions. This Agreement may be terminated prior to the Closing Date:


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          (a)  by Sellers if: (i) any of the representations and warranties made in this Agreement by the Buyer shall not be materially true and correct, when made or at any time prior to consummation of the transactions contemplated herein as if made at and as of such time; (ii) any of the post-closing conditions set forth in Section 5 herein have not been fulfilled in all material respects as promptly and as practically after the execution of this Agreement; (iii) the Buyer shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

          (b) by the Buyer if: (i) any of the representations and warranties made in this Agreement by the Sellers shall not be materially true and correct, when made or at any time prior to consummation of the transactions contemplated herein as if made at and as of such time; (ii) any of the post-closing conditions set forth in Section 5 herein have not been fulfilled in all material respects as promptly and as practically after the execution of this Agreement; (iii) the Sellers shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

          (c) by either Party, if the Post-Closing Conditions have not been satisfied within eight (8) weeks from the date of this Agreement.

     (e) Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided that such party is a Non Defaulting Party (as defined below). The foregoing shall not relieve any party from liability for damages actually incurred as a result of such party's breach of any term or provision of this Agreement. In the event that any party shall fail or refuse to consummate the transactions contemplated herein or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any party (the "Defaulting Party") shall have occurred that results in the failure to consummate the transactions contemplated herein, then in addition to the other remedies provided herein and by law, the non defaulting party (the "Non Defaulting Party") shall be entitled to seek and obtain money damages from the Defaulting Party. The Non Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys' fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

     11.     Indemnification.
             ---------------

     (a)     Obligation  of  theSellersto  Indemnify.  The  Sellers  agrees  to
             ---------------------------------------
indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' and consultants' fees and disbursements) (collectively, "Losses") based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Sellers contained in this Agreement or in the Exhibits hereto or (ii) breach by the Sellers of any covenant or agreement contained in this Agreement.

     (b)     Obligation  ofthe  Buyerto  Indemnify.  Buyer  agrees to indemnify,
             -------------------------------------
defend and hold harmless the Sellers (and its directors, officers, employees, affiliates, stockholders, agents, attorneys, successors and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Buyer contained in this Agreement or in the Exhibits hereto or (ii) breach by Buyer of any covenant or agreement contained in this Agreement.

     (c)  Notice  and  Opportunity  to Defend. (a) Promptly after receipt by any
          -----------------------------------
Person entitled to indemnity under this Agreement (an "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 11 (a) or 11 (b) (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

     (d) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     12.     Miscellaneous.
             -------------

     (a)     Successors and Assigns.  The terms and conditions of this Agreement
             ----------------------
shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

     (b)  Governing Law/Venue. This Agreement shall be governed by and construed
          --------------------
under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City, County and State of New York.

     (c)  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (d)  Titles  and Subtitles. The titles and subtitles used in this Agreement
          ----------------------
are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     (e)  Notices.  Unless  otherwise provided, any notice required or permitted
          -------
under this Agreement shall be given in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified; (ii) being sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party in this Agreement, or at such other address as such party may designate by written notice to the other parties; (iii) being sent by telecopier, upon proof of sending thereof.

     (f)  Expenses.  Each  of  the parties shall bear its own costs and expenses
          --------
incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

     (g)     Amendments  and  Waivers. Any term of this Agreement may be amended
             ------------------------
and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers and Buyer.

     (h)     Continuing  Obligations;  Cooperation.  Each  party  reciprocally
             -------------------------------------
agrees to promptly and duly execute and deliver to the other such documents and assurances and take such action as may from time to time be reasonably requested in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the other party hereunder.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

                                                      SELLERS:



                                                      /s/ Timothy  Rosen
                                                      -----------------------
                                                      Timothy  Rosen



                                                      /s/ Leslie  Kent
                                                      -----------------------
                                                      Leslie  Kent

                                                      BUYER:

                                                      MAXIMUM  VENTURES,  INC.

                                                      By: /s/ Avi Mirman
                                                      -----------------------
                                                      Name: Avi Mirman
                                                      Title: President


                                                      ESCROW  AGENT:

                                                      GOTTBETTER & PARTNERS, LLP



                                                      By: /s/ Adam S. Gottbetter
                                                      --------------------------
                                                      Name: Adam S. Gottbetter
                                                      Title:  Managing  Partner

                                    EXHIBIT A
                                    ---------

                                  Name of Buyer


Maximum Ventures, Inc. with an address at 1175 Walt Whitman Rd., Suite 100, Melville, NY 11747


                                        EXHIBIT4(C)
                                        -----------
                                       Option Holders


NAME                  DATE OF GRANT   NUMBER OF SHARES    EXERCISE PRICE    EXPIRATION DATE
                                      SUBJECT TO OPTION    (PER SHARE)
-------------------  ---------------  -----------------  ----------------  -----------------
Joseph Donahue       March 1, 2000              250,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Leslie Kent          March 1, 2000              250,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Timothy Rosen        March 1, 2000              250,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Alexander Lupinetti  March 1, 2000              250,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
C. Shelton James     March 1, 2000               50,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Gary Levine          March 1, 2000               50,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
David Lyons          March 1, 2000               50,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Sandford Smith       March 1, 2000               50,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Robert Williams      March 1, 2000               50,000  $           1.00  February 29, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
C. Shelton James     January 1, 2001             25,000  $           1.00  December 31, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
David Lyons          January 1, 2001             25,000  $           1.00  December 31, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Sandford Smith       January 1, 2001             25,000  $           1.00  December 31, 2004
-------------------  ---------------  -----------------  ----------------  -----------------
Robert Williams      January 1, 2001             25,000  $           1.00  December 31, 2004
-------------------  ---------------  -----------------  ----------------  -----------------

                                      =================
TOTAL                                         1,350,000


                                   EXHIBIT4(I)
                                   -----------
                                List of Creditors


CREDITORS                                    TOTAL DUE   SETTLEMENT PAYMENTS
------------------------------------------  -----------  --------------------
St Ives Burrups                             $  2,844.55  $             284.45
------------------------------------------  -----------  --------------------
Continental Stock Transfer & Trust Company  $  7,322.37  $           4,000.00
------------------------------------------  -----------  --------------------
Electrical Advertiser                       $  1,200.00  $             120.00
------------------------------------------  -----------  --------------------
Intratech Capital Partners, LLP*            $ 42,000.00  $          17,500.00
------------------------------------------  -----------  --------------------
KCSA                                        $ 16,515.17  $           1,651.51
------------------------------------------  -----------  --------------------
Leslie Sufrin and Company, P.C.             $ 67,051.00  $          13,410.20
------------------------------------------  -----------  --------------------

                                            ===========
TOTAL                                       $136,933.09  $          36,966.16

* Intratech Capital Partners, Ltd., recovered a judgment in the sum of $32,000 and 225,000 shares of the common stock of Verticalbuyer, Inc., plus reasonable attorney fees found to be $10,000. This judgment has been settled for $17,500.